Exhibit 99.1

Vanda Pharmaceuticals Reports Third Quarter 2006 Financial Results

Top-Line Results Expected for VEC-162 Phase III Trial in November of 2006
and for Iloperidone Phase III Trial in December of 2006;
Full Year 2006 Financial Guidance is Updated

          ROCKVILLE, Md., Nov. 2 /PRNewswire-FirstCall/ -- Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced financial results for the third quarter ended September 30, 2006, and that the Company would report the top-line results for its two current Phase III trials before the end of the year. Specifically, top-line results for the Company’s Phase III trial of its product candidate VEC-162 in transient insomnia will be reported in November 2006, and the top-line results for the Company’s Phase III trial of its product candidate iloperidone in schizophrenia will be reported in December 2006.

          “I am pleased that we will be reporting results for our two Phase III clinical trails ahead of schedule,” stated Mihael Polymeropoulos, M.D., President and CEO of Vanda.  “I am extremely proud of our organization for the quality and speed with which it has achieved these important milestones.”

          Vanda reported research and development (R&D) expenses in the third quarter of $9.5 million, compared to second quarter 2006 R&D expenses of $19.1 million and third quarter 2005 R&D expenses of $4.1 million.  Total expenses for the third quarter of 2006 were $12.8 million, compared to $22.1 million in the second quarter of 2006 and $5.8 million in the third quarter of 2005.  The decrease in expenses in the third quarter relative to the second quarter of 2006 is primarily attributable to a reduction in the combined costs of administering the Company’s two current Phase III trials.

          Net loss applicable to common stockholders was $12.1 million for the third quarter of 2006, compared to a net loss of $21.4 million in the second quarter of 2006 and a net loss of $24.2 million (including $18.5 million from the non- cash deemed dividend to preferred stockholders that resulted from the beneficial conversion feature) in the third quarter of 2005.  As of September 30, 2006, Vanda’s cash, cash equivalents, and short-term investments totaled $43.0 million.

          OPERATIONAL HIGHLIGHTS

          VEC-162 Phase III Trial

          Vanda concluded enrollment for its Phase III trial of VEC-162 in transient insomnia on August 21, 2006 with 412 patients.  The Company now expects to report top-line results for this trial in November of 2006, ahead of the previously reported schedule.  The Company will need to conduct additional Phase III trials to receive Food and Drug Administration (FDA) approval of VEC-162.

          Iloperidone Phase III Trial

          Vanda concluded enrollment for its Phase III trial of iloperidone in schizophrenia on August 29, 2006 with 604 patients.  The Company now expects to report top-line results for this trial in December of 2006, ahead of the previously reported schedule.  If successful, Vanda expects to file a New Drug Application (NDA) with the FDA for iloperidone in schizophrenia by the end of 2007.

          FINANCIAL DETAILS

*

Operating Expenses.  Third quarter research and development expenses, primarily consisting of salaries and related costs of research and development personnel, stock-based compensation, and the costs of consultants, materials and supplies associated with the Company’s clinical trials and research initiatives, were $9.5 million, down from $19.1 million in the previous quarter and up from $4.1 million in the third quarter of 2005. The decrease in R&D expenses in the third quarter relative to the second quarter of 2006 was primarily due to a decrease in clinical trial expenses related to the Company’s two ongoing Phase III clinical trials that have completed enrollment.

General and administrative (G&A) expenses totaled $3.3 million in the third quarter of 2006, up from $3.0 million in the second quarter of 2006, and up from $1.7 million in the third quarter of 2005.  The increase in G&A expenses in the third quarter of 2006 relative to the second quarter of 2006 was primarily due to increased insurance expense and professional fees.

Stock-based compensation recorded in the third quarter of 2006 was $1.5 million for employees under SFAS 123(R).  Of the total $1.5 million, $0.2 million was recorded in R&D expenses and $1.3 million was recorded in G&A expenses.  In the second quarter of 2006 and the third quarter of 2005, total stock-based compensation was $1.5 million and $0.8 million, respectively.

*

Net loss applicable to common stockholders for the third quarter of 2006 was $12.1 million.  This compares to a net loss of $21.4 million in the second quarter of 2006 and $24.2 million (including $18.5 million from the non-cash deemed dividend to preferred stockholders that resulted from the beneficial conversion feature) in the third quarter of 2005.

*

Cash, cash equivalents and marketable securities decreased by $17.2 million during the third quarter.  Changes were primarily composed of $12.1 million of operating losses, $0.3 million in fixed asset additions, and decreases in accrued R&D expenses and accounts payable of $6.7 million, offset by $1.7 million of non-cash depreciation, amortization and stock-based compensation expenses, and $0.2 million of other items.

*

The balance sheet at September 30, 2006 reflected $43.0 million of unrestricted cash, cash equivalents and marketable securities, compared to $60.2 million as of June 30, 2006, and $31.2 million as of December 31, 2005.

          FINANCIAL GUIDANCE

          Vanda is updating its full year 2006 financial guidance as a result of the early completion of its two Phase III clinical trials.  Full year 2006 financial results are now expected to show total cash used from the Company’s operations to be approximately $55 million to $60 million, or $5 million less than previously reported.  Total cash balance at December 31, 2006 is now expected to be in the range of $25 million to $30 million, without taking into account the receipt of any proceeds from financing activities that the Company may enter into in 2006.  Vanda anticipates that its current funds will be sufficient to complete and report the results from its ongoing iloperidone and VEC-162 Phase III clinical trials that are expected to be completed in 2006, and to continue additional development and clinical activities for its product candidates through mid-2007.

          Net loss for the year is expected to be between $65 million to $70 million ($5 million less than previously reported), or approximately $4.07 to $4.38 per diluted common share.  Non-cash charges for 2006, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $7 million.  Per share figures were computed on a weighted average basis of 15,986,501 common shares outstanding at the end of the year.

          CONFERENCE CALL

          The Company has scheduled a conference call for today, Thursday, November 2, 2006 at 10:30 AM ET.  During the call, Mihael Polymeropoulos, M.D., President and CEO, and Steven Shallcross, Sr. Vice President and CFO, will discuss quarterly results and other corporate activities.  Investors can call 1-866-356-3095 (domestic) and 1-617-597-5391 (international) prior to the 10:30 AM start time and ask for the Vanda Pharmaceuticals conference call hosted by Dr. Polymeropoulos.  A replay of the call will be available on Thursday, November 2, 2006, beginning at 12:30 PM ET and will be accessible until Thursday, November 9, 2006, at 5:00 PM ET.  The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers.  The access number is 18239033.

          The conference call will be broadcast simultaneously on the Company’s Web site, http://www.vandapharma.com.  Investors should click on the Investor Relations tab and are advised to go to the Web site at least 15 minutes early to register, download, and install any necessary audio software.  The call will also be archived on the Vanda Web site for a period of 30 days, through December 2, 2006.

          NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vanda’s plans for its product candidates.  Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements.  Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.  Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, a failure of Vanda’s product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company’s products or to comply with ongoing regulatory requirements, a lack of acceptance of Vanda’s product candidates in the marketplace, a failure of the company to become or remain profitable, Vanda’s inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company’s key scientists or management personnel, and other factors that are described in the “Risk Factors” section of Vanda’s report on Form 10-Q for its second quarter ended June 30, 2006.  No forward-looking statements can be guaranteed and actual results may differ materially from such statements.  The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

          ABOUT VANDA PHARMACEUTICALS INC.:

          Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders.  The Company has three product candidates in clinical development.  Vanda’s lead product candidate, iloperidone, is a compound for the treatment of schizophrenia and bipolar disorder and is in Phase III for schizophrenia.  Vanda’s second product candidate, VEC-162, is a compound for the treatment of sleep and mood disorders which is currently in Phase III for insomnia.  Vanda’s third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness and is ready for a Phase II clinical trial.  For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

VANDA PHARMACEUTICALS INC
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended

	September 30, 2006	September 30, 2005

Revenue	$—	$—
Operating Expenses:
Research and development	9,542,385	4,092,240
General and administrative	3,264,849	1,664,902
Total expenses	12,807,234	5,757,142
Loss from operations	(12,807,234)	(5,757,142)
Interest income	683,469	57,259
Interest expense	(396)	(5,005)
Other income	—	—
Total other income	683,073	52,254
Net loss before tax expense	(12,124,161)	(5,704,888)
Tax expense	—	—
Net loss	(12,124,161)	(5,704,888)
Beneficial conversion feature -- deemed dividend to preferred stockholders	—	(18,500,005)
Net loss applicable to common stockholders	$(12,124,161)	$(24,204,893)
Basic and diluted net loss per share applicable to common stockholders	$(0.55)	$(1,308.87)
Shares used in calculation of basic and diluted net loss per share	21,871,542	18,493

	Nine Months Ended

	September 30, 2006	September 30, 2005

Revenue	$—	$—
Operating Expenses:
Research and development	44,130,788	11,641,565
General and administrative	9,170,439	5,587,147
Total expenses	53,301,227	17,228,712
Loss from operations	(53,301,227)	(17,228,712)
Interest income	1,686,363	208,763
Interest expense	(4,829)	(20,568)
Other income	—	93
Total other income	1,681,534	188,288
Net loss before tax expense	(51,619,693)	(17,040,424)
Tax expense	—	—
Net loss	(51,619,693)	(17,040,424)
Beneficial conversion feature -- deemed dividend to preferred stockholders	—	(18,500,005)
Net loss applicable to common stockholders	$(51,619,693)	$(35,540,429)
Basic and diluted net loss per share applicable to common stockholders	$(3.72)	$(3,094.51)
Shares used in calculation of basic and diluted net loss per share	13,862,613	11,485

VANDA PHARMACEUTICALS INC
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$31,899,979	$21,012,815
Marketable securities	11,096,506	10,141,189
Prepaid expenses and other current assets	1,827,513	2,217,960
Total current assets	44,823,998	33,371,964
Property and equipment, net	1,848,270	1,110,576
Deposits	180,000	840,000
Restricted cash	430,230	430,230
Total assets	$47,282,498	$35,752,770
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,112,395	$2,254,897
Accrued expenses	7,839,431	2,528,091
Current portion of long-term debt	374	142,461
Deferred grant revenue	136,251	129,950
Deferred rent	—	8,131
Total current liabilities	10,088,451	5,063,530
Deferred rent and other long-term liabilities	242,415	24,433
Total liabilities	10,330,866	5,087,963
Stockholders’ equity:
Common stock	21,907	99
Preferred stock	—	61,795,187
Additional paid-in capital	124,893,956	23,982,981
Accumulated other comprehensive loss	(15,130)	(17,609)
Deferred stock-based compensation	—	(18,766,443)
Deficit accumulated during the development stage	(87,949,101)	(36,329,408)
Total stockholders’ equity	36,951,632	30,664,807
Total liabilities and stockholders’ equity	$47,282,498	$35,752,770

VANDA PHARMACEUTICALS INC
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Nine Months Ended

	September 30 2006	September 30 2005

Cash flows from operating activities:
Net loss	$(51,619,693)	$(17,040,424)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	415,197	316,435
Employee and non-employee stock- based compensation	4,525,202	4,090,301
Loss on disposal of assets	29,528	—
Accretion of discount on investments	(301,293)	(15,800)
Changes in assets and liabilities:
Prepaid expenses and other current assets	391,559	(335,615)
Deposits	660,000	—
Accounts payable	(143,303)	(134,948)
Accrued expenses	5,329,690	1,179,697
Deferred grant revenue	—	127,866
Other liabilities	209,851	(370)
Net cash used in operating activities	(40,503,262)	(11,812,858)
Cash flows from investing activities:
Purchases of property and equipment	(1,187,295)	(96,341)
Purchases of marketable securities	(101,313,078)	(1,734,200)
Proceeds from sales of marketable securities	82,137,888	1,750,000
Maturities of marketable securities	18,520,000	—
Investment in restricted cash	—	(430,230)
Net cash used in investing activities	(1,842,485)	(510,771)
Cash flows from financing activities:
Principal payments on obligations under capital lease	(1,071)	(51,246)
Principal payments on note payable	(141,074)	(127,858)
Proceeds from issuance of preferred stock, net of issuance costs	—	18,500,005
Proceeds from exercise of stock options and warrants	48,886	14,076
Proceeds from issuance of common stock	53,329,951	—
Net cash provided by financing activities	53,236,692	18,334,977
Effect of foreign currency translation	(3,781)	(6,198)
Net increase in cash and cash equivalents	10,887,164	6,005,150
Cash and cash equivalents, beginning of period	21,012,815	16,259,770
Cash and cash equivalents, end of period	$31,899,979	$22,264,920

SOURCE  Vanda Pharmaceuticals Inc.
          -0-                                             11/02/2006
          /CONTACT:  Steven A. Shallcross, Senior Vice President, Chief Financial Officer and Treasurer of Vanda Pharmaceuticals Inc., +1-240-599-4500, steven.shallcross@vandapharma.com/
          /Web site:  http://www.vandapharma.com/
          (VNDA)